EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Announces Timing of 2019 Second Quarter Earnings Release

DES MOINES, Iowa (July 10, 2019) - EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”), today announced that 2019 second quarter earnings results will be released before the market opens on Thursday, August 8, 2019. The Company will not hold an earnings call due to the execution of a definitive merger agreement on May 9, 2019, pursuant to which Employers Mutual Casualty Company (Employers Mutual) proposes to acquire all of the remaining shares of the Company for $36.00 per share in cash.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                lisa.l.hamilton@emcins.com